UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):February 12, 2018

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GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

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Michigan	0-21810	95-4318554
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21680 Haggerty Road, Ste. 101, Northville, MI	48167
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2018, the Compensation Committee of the Board of Directors (the “Committee”) of the Company approved the Amended and Restated Gentherm Incorporated Performance Bonus Plan (the “Amended Performance Bonus Plan”), which is effective beginning with the calendar year 2018.

The Amended Performance Bonus Plan amends and restates the Gentherm Incorporated Performance Bonus Plan that was approved by the Committee on December 15, 2016 (the “Previous Bonus Plan”).

The Amended Performance Bonus Plan differs from the Previous Bonus Plan in a few material respects.  First, the performance period for Company and individual performance goals are annual instead of semi-annual.  In addition, bonus payments will be made annually instead of semi-annually.  Further, the potential cash bonuses for “Senior Level Participants”, defined as executive officers of the Company and other senior managers of the Company and its subsidiaries as selected by the Company’s Chief Executive Officer (“CEO”), will be determined in part by achievement of  individual goals that are intended to be primarily objective, but which may also be subjective or have subjective elements as determined by the Committee and/or the CEO.  Under the Previous Bonus Plan, the potential cash bonuses for all participants were determined in part based on an individual performance modifier using a scale from one to six (the “Performance Scale”).  Under the Amended Performance Bonus Plan, the Performance Scale will only be applied to participants that are not Senior Level Participants (“Standard Level Participants”).

The Amended Performance Bonus Plan provides for potential cash bonus payments to executive officers of the Company and other key employees of the Company and its subsidiaries as selected by the CEO.  Each participant in the Amended Performance Bonus Plan is eligible to receive a “target bonus” equal to a fixed percentage of his or her annual base salary, as determined by the Committee for executive officers, or determined by the CEO for other participants.  Bonus payments under the plan are based on the Company’s achievement of revenue and earnings before interest, taxes, depreciation, amortization and other adjustments (“Adjusted EBITDA”) for the applicable performance periods compared to target revenue and target Adjusted EBITDA, respectively, for the applicable performance periods as established by the Committee; however, the Committee has the discretion to select Company performance measures other than revenue and Adjusted EBITDA.  Bonus payments are further adjusted by the individual performance modifiers of the applicable participant, and may be further modified by the Administrator (as defined in the Plan) in its sole discretion for any reason, subject to applicable law and restrictions set forth in the Amended Performance Bonus Plan.  The individual performance adjustment for Senior Level Participants is based on the achievement of individual goals, while the individual performance adjustment for Standard Level Participants is based on the rating of each participant on a Performance Scale.  The Amended Performance Bonus Plan provides for one bonus payment in February or March of the subsequent calendar year.

In addition to establishing the Company targets for revenue, Adjusted EBITDA or some other measure for each year of the Amended Performance Bonus Plan, the Committee will establish the relative weighting of the performance targets to determine the Company’s target financial achievement during the applicable performance period (the “Performance Goals”) and will establish a performance threshold, based on revenue, Adjusted EBITDA, a combination of both or some other measure, below which no bonuses will be paid under the Amended Performance Bonus Plan.  In addition to any performance threshold, if the Company achieves less than 85% of the Performance Goals, no bonus will be paid under the Amended Performance Bonus Plan.  If the Company achieves more than 85% of the Performance Goals, then, subject to adjustments for individual performance modifiers and any discretionary adjustments made by the Committee, for executive officers, or by the CEO, for other participants, bonuses will be payable to participants according to the scale set forth in the Amended Performance Bonus Plan.  Base bonuses earned due to the Performance Goals will be 50% to 150% of the applicable target bonus for the applicable period, and such base bonuses will be modified based on an individual performance multiplier of 0% and 150%, for Senior Level Participants, and 0% to 135%, for Standard

Level Participants.  The maximum bonus payable to any individual participant is 200% of his or her target bonus.

The Amended Performance Bonus Plan further specifies rights regarding pro rata bonuses or termination of such bonus upon hiring, promotion, employment termination or change in control events.  In addition, the Amended Performance Bonus Plan includes a clawback provision that provides for the Company’s option to seek reimbursement of up to three completed years of bonus payments from executive officers in the event of a restatement of the Company’s financial statements due to error or misconduct, to the extent permitted by governing law, having the effect of reducing the earned bonus thereunder.

The foregoing summary of the material terms of the Amended Performance Bonus Plan is qualified in its entirety by reference to the Amended Performance Bonus Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Gentherm Incorporated Performance Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTHERM INCORPORATED

By:	/s/ Kenneth J. Phillips
Kenneth J. Phillips
Vice-President and General Counsel

Date:  February 14, 2018

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